Exhibit 99.1
For Immediate Release
Globecomm Systems Acquires Telaurus Communications LLC
HAUPPAUGE, N.Y., June 1, 2009 /BusinessWire/ — Globecomm Systems Inc. (NASDAQ: GCOM), a leading provider of satellite-based communications infrastructure solutions and services on a global basis, announced today that the Company has acquired privately held Telaurus Communications LLC (Telaurus), a telecommunications provider to the maritime market.
The purchase price was $6.5 million in cash to be funded through Globecomm’s existing cash position. The shareholders of Telaurus can also receive shares of Globecomm common stock and warrants to purchase Globecomm common stock, subject to an earn-out, based on certain income milestones which must be achieved within the next twelve months.
Telaurus is a service provider with 100% of its revenues concentrated in the maritime marketplace. The company employs approximately 28 staff and had unaudited revenues for the twelve-months ended December 31, 2008 of approximately $12.4 million. The transaction is anticipated to be immediately accretive to Globecomm’s diluted earnings per share.
Telaurus further expands Globecomm’s strategy of growing its recurring, higher margin service revenue base. Globecomm recently acquired Mach6, which is currently advancing development of maritime broadband services as a significant element of its business. The Telaurus acquisition builds on Mach6’s maritime service offering and provides the Company with a major footprint in the maritime marketplace. Telaurus currently provides communications to over 1,850 vessels, with approximately 1,650 active at any given time.
David Hershberg, Chairman, Chief Executive Officer and President of Globecomm Systems Inc. stated: “Telaurus immediately provides Globecomm with a significant increase in the Company’s growing recurring revenue base, adds core expertise in the maritime marketplace and, when added to the number of vessels currently being served by Mach6, brings the total number of vessels being served at any given time by Globecomm to approximately 2,000. This acquisition has also significantly enhanced Globecomm’s ability to up sell broadband capabilities into the maritime marketplace. The acquisition team, led by Matthew Byron, V.P. Corporate Office, has done an excellent job in identifying and closing the Company’s third acquisition in the past two years. Globecomm has spent nearly a decade building a robust global network. The ability to identify and acquire well run companies in different vertical marketplaces that benefit from leveraging Globecomm’s global network has been a critical piece of the Company’s long term business plan. I’m proud of the team and look forward to assimilating Telaurus into the Globecomm family of companies.”
About Globecomm Systems
Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, managed network services and life cycle support services. Globecomm’s customers include communications service providers, commercial enterprises, broadcast and other media and content providers and government and government-related entities.
Based in Hauppauge, New York, Globecomm Systems also maintains offices in Washington, DC, Maryland, Hong Kong, the Netherlands, the United Arab Emirates and Afghanistan.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K and most recent Quarterly Report of Form 10-Q, including without limitation under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
For more information contact:
David Hershberg: Chairman,Chief Executive Officer and President 631-231-9800, Globecomm Systems Inc.
Matthew Byron: Vice President, Corporate Office 631-457-1301, Globecomm Systems Inc.
Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, NY 11788-3816, USA.
TEL: 631 231-9800, FAX: 631 231-1557
Email: ir@globecommsystems.com; Web: www.globecommsystems.com.